ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-156695

Dated September 8, 2011

ETRACS Introduces 12 S&P 500 VIX Futures ETNs

ETRACS Introduces 12 S&P 500 VIX Futures ETNs

Investors now have the ability to trade exchange-traded securities that provide either long or short exposure to various points along the VIX Index futures curve, ranging from one month to six months.

Announcing two new families of VIX-related ETRACS ETNs:

ETRACS S&P 500 VIX Futures ETNs (the “Long ETNs”)

Tickers: VXAA, VXBB, VXCC, VXDD, VXEE and VXFF

ETRACS Daily Short S&P 500 VIX Futures ETNs (the “Short

ETNs”)

Tickers: AAVX, BBVX, CCVX, DDVX, EEVX and FFVX

Each of the six Long ETNs is linked to the daily performance of a particular index in the S&P 500 VIX Futures Index Series (each an “Index” and collectively, the “Indices”), reduced by investor fees. Each Index underlying the Long ETNs is a total return index and is composed of futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months, depending on the series of the ETNs purchased, plus an interest component linked to the 91-day Treasury Bill rate.

Each of the six Short ETNs provides short (inverse) daily performance of the relevant Index, reduced by investor fees. Each Index underlying the Short ETNs is an excess return index and is composed of futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months, depending on the series of the ETNs purchased.

All the underlying Indices are rolling indices, each of which rolls

More information ▶ “Long ETNs” Factsheet ▶ “Short ETNs” Factsheet ▶ “Long ETNs” Prospectus ▶ “Short ETNs” Prospectus Questions? Contact us Tel: +1-800-ETRACS-5 etracs@ubs.com on a daily basis according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the underlying futures contracts.

Six Long and Six Short ETNs

Constant Weighted Average	Long ETNs	Short ETNs
Futures Maturity

1 Month	VXAA	AAVX

2 Months	VXBB	BBVX

3 Months	VXCC	CCVX

4 Months	VXDD	DDVX

5 Months	VXEE	EEVX

6 Months	VXFF	FFVX

To find out more, click on the links to the right or email ETRACS with your questions.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs in which you are interested.

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s (“S&P”), its third party licensors or the Chicago Board Options Exchange, Incorporated (“CBOE”). Neither S&P nor CBOE makes any representation or warranty, express or implied, to the owners of the ETRACS S&P 500 VIX Futures ETNs and ETRACS Daily Short S&P 500 VIX Futures ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P 500 VIX Short-Term Futures Index, S&P 500 VIX 2-Month Futures Index, S&P 500 VIX 3-Month Futures Index, S&P 500 VIX 4-Month Futures Index, S&P 500 VIX Mid-Term Futures Index, and S&P 500 VIX 6-Month Futures Index (the “Indices”) to track general market performance. S&P’s, its third party licensors’ and CBOE’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P, its third party licensors, CBOE and the Indices which are determined, composed and calculated by S&P or its third party licensors without regard to UBS or the ETNs. S&P and its third party licensors have no obligation to take the needs of UBS or the owners of the ETNs into consideration in determining, composing or calculating the Indices. Neither S&P nor CBOE is responsible for and have not participated in the determination of the prices and amounts of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the ETNs.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, OR CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT

THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, AND CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, OR CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 VIX Short-Term Futures Index TR,” “S&P 500 VIX 2-Month Futures Index TR,” “S&P 500 VIX 3-Month Futures Index TR,” “S&P 500 VIX 4-Month Futures Index TR,” “S&P 500 VIX Mid-Term Futures Index TR,” and “S&P 500 VIX 6-Month Futures Index TR” are trademarks of S&P and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. Other marks may be trademarks of their respective owners. All rights reserved

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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